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EXHIBIT 99.1

NEWS RELEASE

[DPAC LOGO APPEARS HERE]

AT DPAC TECHNOLOGIES:
William M. Stowell
Chief Financial Officer
(714) 898-0007
Or William.Stowell@dpactech.com
www.DPACTech.com

FOR IMMEDIATE RELEASE
April 14, 2003

DPAC TECHNOLOGIES REPORTS FINANCIAL
RESULTS FOR
FISCAL YEAR ENDED FEBRUARY 28, 2003

  •
  During the conference call, DPAC's new wireless technology will be introduced and discussed

  •
  Fiscal year revenue increased by 13% year over year

Garden Grove, Calif., April 14, 2003—DPAC Technologies Corp. (Nasdaq: DPAC), a provider of patented stacking technology for high-density, space-saving specialty electronic components, today reported results for its year ended February 28, 2003 and its fourth quarter of fiscal year 2003.

Fiscal Year Operating Results

For the fiscal year ended February 28, 2003, revenue was $34.5 million, a 13.1 percent increase from prior fiscal year revenue of $30.5 million. Income before the income tax benefit for the fiscal year was $0.7 million, compared with $2.0 million for fiscal year 2002. Total net income, after the income tax benefit, for the fiscal year ended February 28, 2003 was $2.5 million or $0.12 per diluted share as compared to net income of $2.0 million or $0.09 per diluted share.

Comment and Outlook

Ted Bruce, DPAC's CEO and president, commented on the fiscal year 2003 performance and discussed several new market and product opportunities for the Company.

"In a tough market economy, we continue to see positive demand for memory stacking technology. In this fiscal year, we shipped more stacked units than in the previous fiscal year. Although our quantity of units shipped has increased, the price that we have been able to realize from it has decreased due to the product becoming more of a commodity technology."

"In response to the changing market, we have recently introduced a new type of commercial stacking technology, known as the DuraStack™. We believe that this new technology will expand our market opportunities for the stacking technology. Our initial discussions with customers on DuraStack™ are very favorable."

"In addition to expanding our stacking technology with new products, we are entering the wireless market with a new technology. We see tremendous opportunities for new market penetration and product diversification that drive long-term revenue growth. We expect that these new products will result in placing DPAC in a leadership position in this technology."

"Our strategy continues to be to identify attractive markets with growth potential, map out the best technologies and begin product development either in-house or in conjunction with a strategic partner. We believe that partnering with other technology leaders allows us to accelerate new product development and market entry."

Balance Sheet Summary

At February 28, 2003, DPAC had total assets of $25.6 million, including cash and cash equivalents of $8.2 million. This compares to total assets of $21.3 million, with cash and cash equivalents of $6.3 million for the prior fiscal year ended February 28, 2002. The Company's current ratio was approximately 5.6-to-1, an increase from 4.2-to-1 for prior fiscal year end.

Fourth Quarter Fiscal 2003 Operating Results

Fourth quarter revenue was $6.2 million, a 27.2 percent decrease from revenue of $8.6 million for the fourth quarter of fiscal 2002. Sequentially, revenue increased 15.3 percent from $5.4 million reported for the third quarter of 2003. The sequential increase was mainly the result of a volume increase in the memory stacking business. Research and development expense increased sequentially to $692,000 for the fourth quarter as compared to $465,000 in the third quarter. Net loss for the fourth quarter was $(392,000) or $(0.02) per diluted share, as compared to net income of $776,000 or $0.04 per diluted share for the same period last year. For the third quarter of 2003, the net loss was $(207,000) or $(0.01) per diluted share.

Gross margin for the fourth quarter of fiscal 2003 was 25.5 percent, compared with 34.8 percent for the fiscal fourth quarter of 2002, and 26.9 percent for the third quarter of fiscal 2003. Changes in the gross margin are impacted by shifts in product mix and price erosion on stacking among the Company's business lines.

Fourth quarter SG&A (sales, marketing and general administrative) expenses were $1.51 million in the current year compared with $1.48 million in the fourth quarter of 2002. The slight increase in SG&A was primarily related to increased payroll costs and legal expenses. Research and development expenses were $692,000 or 11.1 percent of revenue, compared to $526,000 or 6.1 percent of revenue for the fourth quarter of fiscal 2002, due to the Company's increased emphasis on new product and technology development. Effective March 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 (SFAS 142). As a result, DPAC recorded no amortization of goodwill for the three months ended February 28, 2003. Fourth quarter fiscal 2002 operating expenses included amortization of goodwill totaling $195,000.

Conference Call

Management of DPAC will host a conference call today at 10:30 a.m. Pacific/1:30 p.m. Eastern to discuss the fiscal year 2003 operating performance and its new wireless technology. The conference call will feature Chief Executive Officer and President Ted Bruce, and Chief Financial Officer William Stowell. To participate on the live call, please dial 888-747-3526. A phone replay will be available for 48 hours (beginning two hours after the completion of the conference call) by dialing 888-266-2081 and entering the passcode 6473639.

About DPAC Technologies

Based in Garden Grove, California, DPAC Technologies provides patented component packaging technology to create high-density, space-saving surface mount electronic components. DPAC's products are used in electronic circuits found in network servers, computer storage devices, guidance systems, medical instrumentation, and communication devices. The Company provides outsourced engineering design services to aid customers in creating cost-saving circuit designs as well as contract manufacturing of prototype designs and medium volume production runs of assembled circuit boards. The Company's web site address is www.DPACTech.com.

Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding management's current beliefs concerning the Company's market, technology development, expansion and business plans, the development of new markets, potential market adoption of the Company's products, relative advantages and benefits of its technology, comparative relationships in price, performance comparisons of existing technology with future technology, and the need for the Company's products, all of which are subject to change or periodic re-evaluation. Every statement herein that is not historic in nature is a forward-looking statement for purposes of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may differ materially from those set forth in these statements. Factors that affect DPAC's business include, but are not limited to, the success of existing or new products and product development, the Company's ability to anticipate future business opportunities with suitable new products, rapidly changing markets and technologies, a competitive pricing environment, the semiconductor market, protection of technology or proprietary rights, risks of litigation, and general market and economic conditions. More information about the risks and challenges faced by DPAC Technologies Corp. is contained in the Securities and Exchange Commission filings made by the Company. DPAC Technologies Corp. specifically disclaims any obligation to update or revise any forward-looking statements whether as a result of new information, future developments or otherwise.

—tables to follow—

DPAC TECHNOLOGIES CORP.
Condensed Balance Sheet Information
(Unaudited)

	February 28,
(In 000's)	2003	2002
Cash	$8,197	$6,259
Current assets	12,557	11,610
Fixed assets, net	3,863	4,581
Goodwill	4,529	4,783
Deferred income taxes-LT	4,554	—
Total assets	$25,753	$21,341
Current liabilities	$2,257	$2,744
Long-term debt	99	421
Shareholders' equity	23,397	18,176
Total liabilities and shareholders' equity	$25,753	$21,341

DPAC TECHNOLOGIES CORP.
Condensed Statement of Income
(Unaudited)

	Fourth Quarter		Fiscal Year
For Periods Ended February 28 (in 000's, except per share data)
	2003	2002	2003	2002
Sales	$6,249	$8,589	$34,490	$30,504
Cost of sales	4,654	5,599	25,693	20,417
Gross profit	1,595	2,990	8,797	10,087
Sales, general & administrative costs	1,507	1,484	6,110	5,513
Research and development	692	526	2,061	1,878
Amortization of goodwill	—	195	—	778

Total operating costs	2,199	2,205	8,171	8,168

Income (loss) from operations	(604)	785	626	1,919
Other income (expense)	7	(7)	41	42

Income (loss) before income taxes	(597)	778	667	1,960
Provision (benefit) for income taxes	(204)	2	(1,791)	2

Net income (loss)	$(392)	$776	$2,458	$1,958

EPS — Basic	$(0.02)	$0.04	$0.12	$0.09
EPS — Diluted	$(0.02)	$0.04	$0.12	$0.09
Basic Shares	20,988	20,967	21,011	20,951
Diluted Shares	20,988	21,368	21,233	21,298

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NEWS RELEASE
DPAC TECHNOLOGIES REPORTS FINANCIAL RESULTS FOR FISCAL YEAR ENDED FEBRUARY 28, 2003
DPAC TECHNOLOGIES CORP. Condensed Balance Sheet Information (Unaudited)
DPAC TECHNOLOGIES CORP. Condensed Statement of Income (Unaudited)